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                                                                     Exhibit 5.1

                          OPINION OF LATHAM & WATKINS

                               September 4, 1997


                                                           File No. 0159950-1997

Tuboscope Inc.
2385 Holmes Road
Houston, Texas  77051

          Re:  Tuboscope Inc. Common Stock
               par value $.01 Per Share
               ---------------------------

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 97,152 shares of Common Stock, par value $.01 per share (the "Shares"), to be sold by Tuboscope Inc. (formerly known as Tuboscope Vetco International Corporation) under the Amended and Restated Stock Option Plan for Key Employees and Directors of Tuboscope Vetco International Corporation and Restricted Stock Plan, as amended (the "Plan"). We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are the opinion that the Shares have been duly authorized, and upon the exercise of options granted pursuant to the Plan and the issuance and sale of the Shares, each in the manner contemplated by the Registration Statement, and each in accordance with the terms of the Plan, and upon the issuance of Shares and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable securities of the Company.

     We consent to your filing this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ LATHAM & WATKINS